Exhibit 99.1

TWENTY ONE

111 Congress Avenue, Suite 500

Austin, Texas 78701, United States

Twenty One Capital Issues Letter from CEO, Raphael Zagury

AUSTIN, Texas – August 11, 2026 – Twenty One Capital, Inc. (“Twenty One” or “XXI” or the “Company”) (NYSE: XXI) today published a letter from the Company’s Chief Executive Officer, Raphael Zagury.

Dear Shareholders,

Today we released our second-quarter results. And while I encourage you to take a look at our latest 10-Q filing to learn about what happened during the quarter, this letter to shareholders speaks to something more fundamental about the company I now lead as CEO: what you own, why it matters, and what we intend to do to improve operational opportunities and increase shareholder value.

Many of you reached out over the past few weeks with questions. Some were about the company. Others were about Bitcoin itself. To answer them properly, I should probably start with why I am here.

Growing up in Brazil, I watched my mother race through a grocery store because prices could change more than once a day. I learned early on what broken money does to families, and I have dedicated my life’s work to solving that issue ever since. That is the short answer as to why I took this job. The longer answer is addressed in this letter.

Twenty One owns one of the largest Bitcoin balance sheets in the public markets. That is a real advantage, but if Twenty One is going to be worth owning, it must become more than a Bitcoin treasury.

In the year ahead, I plan on leading Twenty One with a focus on five priorities:

●	First, finishing the corporate foundation: governance, controls, key hires, and reporting, in that order. I am grateful to Jack for the conviction that got Twenty One off the ground. We recently added two experienced independent directors to our Board: Paul Lalljie, a former public-company CEO and CFO, who now chairs our Audit Committee, and Karl Olsoni, with decades of financial and operational experience across energy and infrastructure, who serves on it.

●	Second, building and acquiring operating businesses. The architecture we look to is the one Berkshire Hathaway has proven: a strong balance sheet at the center, independent operating companies around it, and disciplined capital allocation at the parent. I make that comparison with humility. Berkshire earned it over decades. We have earned nothing yet. But it is the right blueprint for what Bitcoin makes possible. If we do this well, the way people think of Berkshire and insurance, they will one day think of Twenty One and Bitcoin – strong positive cash flow.

●	Third, developing capital-markets capabilities. Bitcoin is at once an asset to hold, collateral to lend against, and a foundation for financial products. We will use familiar tools, debt and equity, where they serve capital allocation. But where the bigger opportunity lies is in deploying new ones: instruments backed by the recurring revenues of operating businesses, at a lower cost of capital.

●	Fourth, an M&A capability. Our industry is in a deep reset. Assets, teams, and infrastructure are repricing. For a disciplined balance sheet, this is one of the broadest opportunity sets I have seen. We have patient anchor shareholders and a public listing to deploy stock as currency.

●	Fifth, building towards a lending and credit business. A credit market will continue to develop around Bitcoin as it establishes itself as a global monetary asset. The collateral is liquid and trades around the clock, so underwriting can lean on the collateral rather than solely on the borrower. Done conservatively, with low leverage and no shortcuts, this can be a real business, and it may extend over time to managing third-party capital.

Although this will take time, it cannot mean a year of waiting. We expect to provide a fuller update later this year.

In the short time I’ve been CEO, some of your initial feedback has been blunt: at the time of writing, the stock trades at a material discount to the Bitcoin we hold. That gap could be viewed as a misallocation of capital; we share that view.

I also heard concerns that the build is not happening fast enough. That work has started: searches for key operating roles are underway. Ultimately, actions, not words, will address these concerns and move the company forward.

I also received many questions about Tether, our controlling shareholder and an important strategic partner. Its scale, capital, and reach are real advantages, and I have built alongside its team for years, through good and bad markets. Our related-person transaction framework will remain rigorous and transparent.

My early lesson at the grocery store was just the start. I also saw my family’s savings frozen overnight by the government. Brazil primed me for Bitcoin. Working through the 2008 financial crisis on Wall Street pushed me the rest of the way. Bitcoin’s genesis block carries a newspaper headline from January 2009: “Chancellor on brink of second bailout for banks.” Bitcoin is the best savings technology I have found. Its predictable monetary policy, enforced through open-source code and distributed consensus, is a major technological and social advance. Money is a memory of work, and preserving one’s savings is a basic human right.

One more thing. Twenty One depends on software we do not and should not control: the protocol, the wallets, the tools miners and node operators run every day. Most of it is open source, maintained by a small number of engineers with no obvious way to get paid. Expect us to do our part in strengthening that infrastructure, without strings attached.

I will finish with this: Twenty One is not a substitute for Bitcoin. Investors who want pure Bitcoin exposure should understand that Bitcoin itself is the cleanest expression of that view. Twenty One must earn the right to be something different: a way to own the build around Bitcoin.

That is the standard.

For a long time, I ended every letter with the same three words. This industry will always throw curveballs. We do not control the next one. We control whether we keep doing the work.

We keep building.

Rapha Zagury

Chief Executive Officer, Twenty One Capital

PS: A word on communication. I am mostly a long-form person. I will communicate on X when it is useful, but I do not plan to run the company from a feed. Transparency and constant posting are not the same thing. I will write to you at least quarterly, and more often when there is something material to say. You can reach us at investors@twentyonecapital.com. We read what you send.

About Twenty One

Twenty One is a Bitcoin-focused operating company. Designed to pair one of the largest Bitcoin treasuries in the public markets with operating businesses, Twenty One aims to provide shareholders with direct, capital-efficient exposure to Bitcoin through a growing Bitcoin-native platform. For more information, visit https://investors.xxi.money/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding Twenty One’s operating and financial performance and its ability to execute its strategy, improve operational opportunities, and increase shareholder value; its ability to build a Bitcoin-native operating company, and to become more than a Bitcoin treasury, by combining disciplined capital allocation with investments in operating businesses, capital markets capabilities, and Bitcoin-based financial services; Twenty One’s strategic priorities on corporate structure and governance, operating businesses, capital markets, mergers and acquisitions and lending and credit, and the sequencing and timing of those priorities; the completion of Twenty One’s corporate foundation, including governance, controls, key hires, and reporting; Twenty One’s ability to build, acquire, and operate businesses, to allocate capital among them, and to generate cash flow from those businesses; its ability to develop capital markets capabilities and to access debt, equity, and other financing, including instruments backed by the recurring revenues of operating businesses, and to do so on favorable terms or at a lower cost of capital; opportunities potential acquisitions or likelihood of completion of any transaction, and the potential use of Twenty One’s securities as consideration; the potential development of a Bitcoin-backed lending and credit business, the continued development of credit markets for Bitcoin, related underwriting practices and use of leverage, and any future management of third-party capital; the market price of Twenty One’s Class A Common Stock and its relationship to the value of Twenty One’s Bitcoin holdings; Twenty One’s relationship with Tether, its controlling shareholder, and the administration of Twenty One’s related person transaction policy; Twenty One’s expectations regarding support for open-source Bitcoin software and infrastructure; the timing, frequency, content, and channels of Twenty One’s future communications with shareholders, including its expectation to provide a further update later in 2026 and to publish shareholder letters at least quarterly; and the markets, products, and services relating to Bitcoin. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties, and other important factors that may cause actual future events, results, or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in Twenty One’s Annual Report on Form 10-K for the period from March 7, 2025 (inception) to December 31, 2025, filed with the SEC on March 31, 2026, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 13, 2026 and August 11, 2026, respectively, and in Twenty One’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release, and Twenty One assumes no obligation to update such forward-looking statements, except as required by law.

XXI intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on XXI’s website. As a result, XXI encourages investors and others interested to review the information that it posts and to monitor such portions of XXI’s website and social media channels on a regular basis, in addition to following XXI’s press releases, SEC filings, and public conference calls and webcasts. The contents of XXI’s website and social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Media and Investor Contact:

investors@twentyonecapital.com

4